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                                                           Exhibits 5.1 and 23.1

      [Letterhead of Leonard, Street and Deinard Professional Association]

May 14, 2003                                                STEPHEN M. QUINLIVAN
                                                                    612-335-7076

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442

Ladies and Gentlemen:

         In connection with the proposed issuance of up to 3,782,993 shares of Common Stock, par value $0.01 per share (the "Shares"), of Computer Network Technology Corporation, a Minnesota corporation (the "Company"), to be issued pursuant to Inrange Technologies Corporation 2000 Stock Compensation Plan (the "Plan") to be registered under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and when duly executed, paid for and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION

By /s/ Stephen M. Quinlivan
   ------------------------
   Stephen M. Quinlivan